                                                                    Exhibit 99.1


NATCO Group Completes Engineering Specialties Inc. Acquisition


(Houston, TX , April 6) -- NATCO Group (NYSE: NTG) has completed the acquisition of water cleanup equipment provider Engineering Specialties, Inc (ESI). This acquisition furthers NATCO Group's strategy to acquire complementary technologies and process solutions which enhance its integrated solutions approach to oil and gas producers' production requirements.

In addition to a complete line of oily water treatment solutions developed over the last 30 years, the company has proprietary water technologies such as flotation piles, BTEX-SORB for BTEX removal from oily water discharges, and heavy metals removal systems. Most of the company's products are used at or near the production wellhead to clean water before disposal or reinjection. ESI's products will continue to be manufactured in Covington, Louisiana, but sales and marketing will now be offered through all 39 NATCO Group sales offices world-wide.

Other strategic acquisitions completed this year by NATCO Group include Porta-Test International of Edmonton, Alberta, Canada, and Modular Production Equipment (MPE) of Houston, Texas. Porta-Test engineers and manufactures high performance cyclonic separation equipment and accessories. MPE engineers and manufactures produced water treatment systems, specializing in hydrocyclone technologies. Products and technologies from all three acquisitions will be applied towards reducing the size and weight of oil and gas production facilities through product and project efficiency improvements.

NATCO Group Inc. is a leading provider of wellhead process equipment used in the production of oil and gas. The company also provides process facility after-sales service, research, retrofits, maintenance, refurbishment, and training. The company's systems and services have been utilized throughout most of the world's onshore and offshore producing areas since 1926.

Media Contact:
Matt Erickson
merickson@natco-us.com
713-685-8038